                                                                  Exhibit: 10.4D
                           CORPORATION PROMISSORY NOTE

$58,849.44                                                          July 1, 1987

      THE DAMERT COMPANY, a corporation organized and existing under the laws of the State of California with the principal office for the transaction of its business located in Oakland, County of Alameda, State of California, promises to pay FREDERICK A. DA MERT, the sum of FIFTY EIGHT THOUSAND EIGHT HUNDRED FORTY NINE and 44/100ths dollars ($58,849.44), payable only in lawful money of the United States of America, for value received, with interest thereon at the rate of nine percent (9%) per year from date until paid, interest payable in installments of Four Hundred Forty-One and 37/100ths dollars ($441.37) commencing August 1, 1987.

      Should interest not be so paid it shall thereafter bear like interest as the principal, but such unpaid interest so compounded shall not exceed an amount equal to simple interest on the unpaid principal at the maximum rate permitted by law.

Should default be made in payment of interest when due the whole sum of principal and interest shall become immediately due at the option of the holder of this note. Principal and interest payable in lawful money of the United States. If action be instituted on this note I promise to pay such sum as the Court may fix as attorney's fees.

      This promissory note may be prepaid in whole or in part at any time prior to maturity without penalty.

                                        THE DA MERT COMPANY

                                        By /s/ Fred DaMert
                                           -------------------------------------
                                                                       President

                                        and /s/ Lynne McDonald
                                            ------------------------------------
                                                                       Secretary

18 June 1992

This document replaces the original which has been lost. The wording, terms and amounts are the same as the original.

THE DA MERT COMPANY

By /s/ Fred DaMert                               6/18/92
   -------------------------------------         --------------
   President                                     Date

and /s/ Lynne McDonald                           6/18/92
    ------------------------------------         --------------
    Secretary                                    Date

                                 DAMERT COMPANY
                          Notes to Financial Statements
                           December 31, 1996, and 1995

4. Long-Term Debt

                Long-term debt consists of the following:

                                                            1996          1995
NOTES PAYABLE TO STOCKHOLDER IN MONTHLY
PAYMENTS OF INTEREST ONLY AT 9%, UNSECURED                $128,849      $ 58,849

Equipment notes payable in monthly
installments of $1,672, plus interest
at 9%, secured by equipment                                 66,883         4,755
                                                          --------      --------
                                                           195,732        63,604
Less current maturity of long-term debt                     20,065         4,755
                                                          --------      --------
                                                          $175,667      $ 58,849
                                                          ========      ========

            The anticipated principal payments required on the Company's long-term debt during the next four fiscal years are: 1997 - $20,065; 1998
      - $20,065; 1999 -$20,065; 2000 - $6,688; and thereafter - $128,849.

            Interest expense incurred was $146,680 in 1996 and $100,253 in 1995.

5. Operating Leases

            The Company leased its prior facilities under an agreement which expired December 31, 1995. The Company's base monthly net rent was $9,965 in 1995, plus taxes and utilities. The Company leased new facilities December 1, 1995. The lease term is for six years with one six-year extension option. Base monthly rent for the initial six-year term fixed at $23,295. Rent for the option period shall be set at the then fair market rental rate for a similar industrial gross lease. In addition to the base rent, the Company is liable for its share of any increase in operating cost over the base year operating expenses.

            During the years ended December 31, 1996, and 1995, total rent expense was approximately $279,540 and $158,400, respectively.

            Future minimum payments on the Company's facilities lease are $279,540 for 1996 through 2000 and $256,245 for 2001.


                                       -9-